FINAL -- 2001 Second Quarter Earnings Conference Call Script

Thursday, July 26, 2001 @ 11:30AM (MetroTech Board Room)
Call in # 1-888-552-7850
Replay # 1-800-642-1687 Reference # 1178572 or
Through the Internet: http://investor.keyspanenergy.com


1.       Introduction (Mike Taunton)
o        Note: Conference Call Host will read the Disclaimer.
o        Welcome to the KeySpan Conference Call.
o Today, Bob Catell will open and close the call with comments on earnings and provide an update on recent developments. Gerry
         Luterman, our CFO, will discuss our financial results in more detail for each of the business units. We will take questions and end the call at 12:00 Noon. Also with us this morning are: Our
         Vice Chairman - Craig Matthews, our Financial Planning Officer -
         Anne Jordan, and our Controller- Ron Jendras.
o        A copy of the Earnings Press Release is available on our web site if you have not already received a fax copy.
o An online web cast of this conference call is also available after the call through our web site. www.keyspanenergy.com.
                                    ---------------------



         In order to provide a more meaningful comparison of our operating results for the 2nd quarter and 6-month period, all EBIT and earnings comparisons will be on an operating basis and, therefore, will exclude the impact of the special charge announced last week in the Energy Services segment.

And now, our Chairman and CEO, Bob Catell

2.       Opening Comments (Robert Catell)

Thank You, Mike. Good morning everyone.

         Today, I will be discussing our second quarter earnings that highlight continued customer growth and strong performances in our key operations.

         On a consolidated basis, year to date, we earned $245.4 million, or $1.79 per share, a significant increase of $34.8 million, or approximately 17% ahead of the $210.6 million or $1.57 per share earned last year. These results clearly reflect the execution of our growth strategy as our core business segments continue to improve.

         Our second quarter consolidated earnings were $22.1 million, or 16 cents per share. These results were below last year's second quarter results of $47.1 million or 35 cents per share. This anticipated decrease from last year was driven by the increased sensitivity to the seasonal nature of our gas distribution business - specifically, the seasonal losses incurred by our New England gas distribution companies, which were not included in last year's results.

     While I am disappointed with our need to take a special charge in our Energy Services business, I am very pleased with the execution of our strategy and confident that we will continue to deliver strong results in the future.

Core Gas Business Update

         As we have entered the non-heating season, our gas business continues to add and convert new customers. To give you a flavor for the performance of this segment, on a year to date basis across all of our territories, we have completed approximately 20,000 new gas installations, adding $25 million in new Gross Profit Margin - more than 20% ahead of last year. Our marketing initiatives have clearly paid off as both Long Island and New England are ahead of last year's successful oil-to-gas conversion results.

         Clearly, we faced the challenge of high gas commodity prices this past winter and have still been able to perform in line with expectations.

         Augmenting these gas utility results was the performance by our gas exploration and production subsidiary, Houston Exploration, which achieved increases in both gas production and drilling activities. The E&P earnings continue to reflect the impact of higher demand for natural gas ... from gas conversions... to gas fired electric generation.

Moving to our earnings outlook...

Forecast

As you know, we have revised our 2001 earnings expectations to a range of $2.50 to $2.60 per share and we currently expect to be towards the middle of this range. This revision is primarily as a result of lower gas prices projected by our gas exploration and production operations, as well as the lower New York City electricity prices.

The impact of the decreased commodity prices have been mitigated through a variety of financial instruments, which include hedging 70% of this year's production at Houston Exploration and selling forward up to 50% of peak electric summer generating capacity. We are comfortable with our current hedging practices and will continue to review them as we go forward.


Gas Commodity Pricing  - Houston Exploration

Given the volatility of the gas prices in the last few months- dropping from the `$6-plus' range to the current $3 range -- we felt it was prudent to revise our internal assumptions on gas pricing. Since Houston Exploration has hedged 70% of this year's production at a floor of approximately $4.00 per Mcf, we believe that our revised earnings forecast allows us some latitude in price fluctuations on the un-hedged portion.

NYC Electricity Pricing -

The decrease in NYC electricity pricing has also forced us to lower our overall earnings forecast. This decrease has been caused by two primary factors:

o    First,   additional  electric  supply  has  impacted  us  since  there  are generating units that are available this year, which were not available last year.

o Second, along with the additional capacity, there has been a lack of sustained hot weather, which has dampened both the `day-ahead' and `real-time' markets.

Once again, to mitigate this impact, we have hedged up to 50% of our total expected electric production.




Strategic Steps

Although we feel it is prudent to reduce our earnings guidance for the remainder of the year due to these external factors, we are taking steps to ensure that we continue to deliver superior results in the future.

1. First, we are continuing our aggressive gas sales growth initiatives to capitalize on the favorable impact of reduced gas prices on our gas distribution business, which should help us achieve our goal of adding more than $60 million in new margins both this year and next.

2. Second, we are reviewing our budgets very closely for the remainder of the year to ensure that we have achieved our synergy savings, and also to determine if there are any additional savings opportunities to offset the impact of lower commodity prices.

3. Third, we are focusing closely on each of the companies in our Energy Services business and making changes necessary to enable us to achieve our earnings targets.

     I should note that excluding Roy Kay, our other 8 HVAC-type acquisitions are performing within target. These companies should continue to improve going forward as we have a backlog of business of $200 `million-plus' for the remainder of this year and for next year as well.

4. Fourth, our E&P subsidiary, Houston Exploration, has accelerated its 2002 hedging activities. They have now hedged 40-45% of their 2002 production with collars that have floor prices of approximately $3.50-to-$4.00 per Mcf, and ceilings of $5.25-to-$7.00.

5. Next, we are committed to divesting certain non-core assets - such as our barge business -- in a further attempt to enhance shareholder value, and will make announcements at the appropriate time.

6. And finally, we remain committed to our $1.78 annual dividend, which is now providing a 6% yield to our investors.

We believe in the fundamentals upon which we have built KeySpan, and we intend to continue to deliver double-digit earnings growth in the future.

Let me now address some other important issues...

New Electric Generation

In an effort to address the short and long term capacity needs of New York City, we have announced plans this month to install two LM6000 generating units at Glenwood Landing that will provide 79 megawatts of electricity on Long Island next year. This capacity is in addition to the previously announced 250 MW expansion at our Ravenswood facility - expected on line in 2003 -- as well as a 250 MW plant to be built on Spagnoli Road in Melville, Long Island - and expected to be on line in 2004. We will continue to evaluate the need to construct additional electric-generating plants to meet the growing demand for electricity.

And finally, in terms of our management team...

Management Announcements

         In an effort to focus our corporate structure on the growth and value components of our business, we have announced an important management change. All of our unregulated business activities will be headed up by Robert Fani, President, KeySpan Energy Services and Supply - while our regulated gas and electric business will be combined and headed by Wallace P. Parker Jr. as President, KeySpan Energy Delivery. The new positions will enable us to further implement our growth strategy and are consistent with the evolution of our organizational structure into regulated and unregulated businesses.

     Let me now turn to Gerry Luterman for a more detailed review of our earnings results.

3.  Earnings Results (Gerry Luterman)

Thanks Bob and Good Morning.

As Bob stated, excluding the special charge, the second quarter consolidated earnings were $22.1 million, or $0.16 per share, a decrease - which was expected given the increased exposure to the seasonal nature of our gas business - from the $47.1 million or $0.35 per share earned in the 2nd quarter of 2000. For the year, consolidated earnings were $245.4 million or $1.79 per share, a 17% increase, over the $210.6 million, or $1.57 per share earned for the same period last year.

For comparison purposes, our average common shares outstanding increased by 2.6% from 133.9 million shares last year to 137.4 million shares this year.

Let me now focus on each of our business segments. Their performance is reported on an Earnings Before Interest and Taxes (EBIT) basis.

o        A review of each segment follows:

                                                            EBIT
                                           2001             2000      Variation
                                           ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
o        Gas Distribution                  18.9M             25.2M    (6.3M)
                                           350.5M            242.1M   108.4M


         The second quarter EBIT results in our gas distribution segment are $18.9 million, compared to $25.2 million for the same period last year. The decrease in the quarter is primarily due to the seasonal loss recorded by our newly acquired New England gas-distribution companies, which were not included in last year's results. On a year to date basis EBIT results are $350.5 million, a $108.4 million or 45% increase over last year's results of $242.1 million. This $108 million increase reflects $77 million contributed by our New England gas companies, as well as a very solid $31 million increase from our New York and Long Island operations. Significant gas-sales growth and conversions from oil to gas continues across all three of our territories. With gas prices having declined, we are increasingly confident that we can achieve our targeted new gross profit margin of $60 million for the year.





                                                            EBIT
                                           2001             2000      Variation
                                           ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
o        Electric Services                56.2M             59.9M       (3.7M)
                                         114.3M            132.0M       (17.7M)

         Electric-Services EBIT results for the second quarter are $56.2 million as compared to $59.9 million in last year's second quarter. On a year to date basis, EBIT results are $114.3 million, as compared to $132.0 million for the same period last year. The decrease, in line with our internal forecast, was primarily due to lower ancillary services revenues, and to a lesser extent, lower New York City electricity prices and volumes.

                                                            EBIT
                                           2001             2000      Variation
                                           ------------------------------------
                                                                  (vs. 2000 1Q)
                                                                  (vs. 2000YTD)
o        Energy Services                   8.1M             32.8M      (24.7M)
                                          10.1M             31.2M      (21.1M)

         Excluding the special charge, Energy Services reported EBIT results for the second quarter of $8.1 million, compared to EBIT of $32.8 million in last year's second quarter. Year to date EBIT results are $10.1 million as compared to EBIT of $31.2 million in the same period last year. The year to date decrease is primarily due to lower revenues from KeySpan Energy Supply, Inc. which provides energy procurement and fuel management services to KeySpan affiliates.

                                                             EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
o        Energy Investments[Total]          59.7M             26.6M        33.1M
                                           137.7M             47.4M        90.3M


                                                             EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
o        Exploration & Production           44.0M            22.6M         21.4M
                                           109.5M            36.3M         73.2M

          Gas exploration and production operations contributed $44.0 million to EBIT in the quarter, compared to $22.6 million in last year's second quarter. Operations on a period to date basis reported EBIT of $109.5 million, a greater than 200% increase over last year's EBIT results of $36.3 million. The improvement in our Exploration and Production business, primarily from Houston Exploration, resulted from an increase in production of 20% from 39.1 Bcfe for the period ended June 2000 to 46.7 Bcfe this current period. In addition, average realized gas prices were up 87% from $2.70 per Mcf in 2000 to $5.05 per Mcf for the period.

                                                             EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
o        Other Investments                  15.7M             4.0M         11.7M
                                            28.2M             11.0M        17.2M

          Other Investments, the second component of our Energy Investments segment, had EBIT of $15.7 million in this quarter, compared to $4.0 million in last year's second quarter. Year to date EBIT is $28.2 million, compared to $11.1 million last year. This improvement is primarily attributed to overall improved operations and the addition of Midland Enterprises, our in-land barge business acquired as part of the Eastern acquisition.



In Summary, excluding the special charge:


                                                             EBIT
                                            2001             2000      Variation
                                            ------------------------------------
                                                                   (vs. 2000 1Q)
                                                                   (vs. 2000YTD)
              Total EBIT- Quarter           148.8M          136.2M        12.6M
              Total EBIT- YTD               616.6M          444.7M        171.9M
                                                     YTD    39% Increase


                                                           Net Income
                                             2001             2000     Variation
                                            ------------------------------------

              Total Net Income - Quarter    22.1M             47.1M      (25.0M)
              Total Net Income - YTD       245.4M            210.6M       34.8M
                                              YTD    17% Increase in Net Income





Moving to other financial matters:

o    Our Book Value is approximately $22 per share vs $21 per share last year.

o Our Board declared a quarterly cash dividend of $.445 per share, payable Aug 1st to shareholders of record on July 17. As you know, we intend on maintaining our dividend of $1.78 per share - which yields 6% -- into the future.

o Our balance sheet continues to strengthen. As of June 30, our debt to total capital ratio was about 65%, down slightly from approximately 66% at year-end.

In summary, our earnings are growing, our balance sheet is strong and our business segments are contributing to our overall results. I will now turn it back to Bob for some closing comments.

4.  Closing Comments (Robert Catell)

Thank You, Gerry.

In closing, I would like to reiterate the success of our core operations and the implementation of our growth strategy which continues to produce strong earnings for our shareholders. Once again, we continue to believe in the fundamentals that have taken us to where we are today, and we intend to deliver strong earnings in the future.
Thank You. At this time, I would be happy to take your questions.

Since we dedicated a Conference Call last week to the Roy Kay situation, I hope we answered most of your questions at that time. I understand that you may have additional questions, so please fell free to contact either Mike Taunton or Ken Daly after our discussion today. Please bear with us if we can not fully answer your questions while we are in litigation.

[Following Questions]

Well, if there are no further questions, I thank you for your interest and support.